     As filed with the Securities and Exchange Commission on May 20, 2002

                                           Registration Statement No. 333-58136

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------

                                AMENDMENT NO. 7

                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                          MICROSTRATEGY INCORPORATED
            (Exact name of registrant as specified in its charter)
                               -----------------
                      Delaware                 51-0323571
                   (State or other               (I.R.S.
                   jurisdiction of       Employer Identification
                  incorporation or                No.)
                    organization)

                           1861 International Drive
                            McLean, Virginia 22102
                                (703) 848-8600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               -----------------
                             Mr. Michael J. Saylor
                            Chief Executive Officer
                          MicroStrategy Incorporated
                           1861 International Drive
                            McLean, Virginia 22102
                                (703) 848-8600

                                   Copy to:

                             Thomas S. Ward, Esq.
                               Hale and Dorr LLP
                                60 State Street
                          Boston, Massachusetts 02109
                                (617) 526-6000

   Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [_] 333-       .

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [_] 333-          .

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                   SUBJECT TO COMPLETION, DATED MAY 20, 2002


PROSPECTUS

                          MICROSTRATEGY INCORPORATED

                   1,900,000 Shares of Class A Common Stock

                               -----------------

   The shares of class A common stock described in this prospectus are issuable upon exercise of warrants to be issued to class members pursuant to a settlement agreement among us, some of our officers and directors and plaintiffs' counsel, approved by the United States District Court for the Eastern District of Virginia on April 2, 2001, relating to a consolidated class action lawsuit filed against us, some of our officers and directors and our independent accountants. We will sell the shares to the class members upon exercise of the warrants at an exercise price of $40.00 per share. If all of the warrants were exercised for cash, we would receive aggregate gross cash proceeds of $76,000,000. However, holders of the warrants may not exercise some or all of the warrants. In addition, the warrants may be exercised by the surrender of notes issued by us to the class members pursuant to the settlement agreement as payment of the exercise price, valued for this purpose at 133% of the principal amount and all accrued and unpaid interest on the notes so surrendered. Therefore, the amount of any cash proceeds that we may receive upon exercise of the warrants is uncertain.

   We have filed a registration statement (File No. 333-64104) for the resale of 25,563,896 shares of class A common stock by various selling stockholders, which were issued in exchange for our series A preferred stock or are issuable upon conversion of or as dividends on our series B preferred stock, series C preferred stock, series D preferred stock and series E preferred stock. These 25,563,896 shares are not offered by means of this prospectus. These shares may be sold by the selling stockholders from time to time, including concurrently with the offering made pursuant to this prospectus.


   Our class A common stock is traded on the Nasdaq National Market under the symbol "MSTR." On May 17, 2002, the closing sale price of our class A common stock on Nasdaq was $1.49 per share.


                               -----------------

   Investing in our class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 6.

                               -----------------

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is           , 2002.

                               TABLE OF CONTENTS

                                                               Page
                                                               ----
            Where to Find More Information....................   3
            Incorporation of Certain Documents By Reference...   3
            Special Note Regarding Forward-Looking Information   4
            Business..........................................   5
            Risk Factors......................................   6
            Use of Proceeds...................................  16
            Plan of Distribution..............................  16
            Legal Matters.....................................  16
            Experts...........................................  16

                               -----------------

   We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                        WHERE TO FIND MORE INFORMATION

   We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov. Our common stock is quoted on Nasdaq. Reports, proxy statements and other information concerning MicroStrategy may be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding MicroStrategy and the common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the sale of all the shares covered by this prospectus.

   The following documents that we have filed with the SEC are incorporated herein by reference:

      (1) Our Annual Report on Form 10-K for the year ended December 31, 2001;

      (2) Our definitive proxy statement on Schedule 14A, relating to our 2001 Annual Meeting of Stockholders, filed June 28, 2001;

      (3) Our Current Report on Form 8-K filed February 8, 2002;


      (4) Our Current Report on Form 8-K filed May 1, 2002;



      (5) Our Quarterly Report on Form 10-Q for the quarter ended March 31,
   2002;



      (6) Our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2001, filed on May 14, 2002;



      (7) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and



      (8) The description of our class A common stock contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.


   You may request a copy of these documents, at no cost, by writing to:

      MicroStrategy Incorporated
      1861 International Drive
      McLean, Virginia 22102
      Attention: Investor Relations
      Telephone: (703) 848-8600

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

   This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reasonably reflect our plans, intentions and expectations, we cannot guarantee that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements below (particularly under the heading "Risk Factors") that we believe could cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

                                   BUSINESS

   We are a leading worldwide provider of business intelligence software that enables companies to analyze the raw data stored across their enterprise to reveal the trends and answers needed to manage their business effectively. Our software delivers this critical insight to workgroups, the enterprise and extranet communities via e-mail, web, wireless and voice communication channels. Businesses can use our software platform to develop user-friendly solutions, proactively optimize revenue-generating strategies, enhance cost-efficiency and productivity and improve their customer relationships.


   Our software platform enables users to query and analyze the most detailed, transaction-level databases, turning data into business intelligence and delivering reports and alerts about the users' business processes. Our web architecture provides reporting, security, performance and standards that are critical for web deployment. Within intranets, our products provide employees with information to enable them to make better, more cost-effective business decisions. In extranets, enterprises can use our MicroStrategy 7i software to build stronger relationships by linking customers and suppliers via the Internet. We also offer a comprehensive set of consulting, education and technical support services for our customers and partners.


   Our principal corporate offices are located in McLean, Virginia. We also maintain domestic sales offices throughout the United States and international sales offices throughout Europe, South America and the Asia-Pacific region. International sales accounted for 34.1%, 25.9% and 24.0% of our total revenues in 2001, 2000 and 1999, respectively.

   MicroStrategy's executive offices are located at 1861 International Drive, McLean, Virginia 22102, its telephone number is (703) 848-8600 and its website is located at http://www.microstrategy.com. MicroStrategy(R) is a registered trademark of MicroStrategy.

                                 RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

   If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our class A common stock could decline and you may lose all or part of your investment.


We have experienced losses in the past and expect future losses



   We have incurred significant operating losses in each of the last five years. We incurred net losses of $80.9 million, $261.3 million, and $33.7 million for the years ended December 31, 2001, 2000 and 1999, respectively. As of March 31, 2002, our accumulated deficit was $377.1 million. We expect our gross revenue to decline from the year ended December 31, 2001 to the year ending December 31, 2002. In connection with our April and September 2001 corporate restructurings, we recorded restructuring and impairment charges of $39.5 million for the year ended December 31, 2001 and $1.2 million for the three months ended March 31, 2002.



   We did not generate net income for the year ended December 31, 2001 and do not expect to do so for the six month period ending June 30, 2002. Even if we are able to generate net income, we may not be able sustain or increase profitability on a quarterly or annual basis in the future. If revenue declines more significantly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected.


Our quarterly operating results, revenues and expenses may fluctuate significantly, which could have an adverse effect on the market price of our stock

   For a number of reasons, including those described below, our operating results, revenues and expenses may vary significantly from quarter to quarter. These fluctuations could have an adverse effect on the market price of our class A common stock.

   Fluctuations in Quarterly Operating Results. Our quarterly operating results may fluctuate as a result of:

   . the size, timing and execution of significant orders and shipments;

   . the mix of products and services of customer orders, which can affect whether we recognize revenue upon the signing and delivery of our software products or whether revenue must be recognized as work progresses or over the entire contract period;

   . the timing of new product announcements;

   . changes in our pricing policies or those of our competitors;

   . market acceptance of business intelligence software generally and of new and enhanced versions of our products in particular;

   . the length of our sales cycles;

   . changes in our operating expenses;

   . personnel changes;

   . our success in adding to our indirect distribution channels;

   . utilization of our consulting personnel, which can be affected by delays or deferrals of customer implementation of our software products and consulting, education and support services;

   . changes in foreign currency exchange rates; and

   . seasonal factors, such as our traditionally lower pace of new sales in the summer.

   Limited Ability to Adjust Expenses. We base our operating expense budgets on expected revenue trends. Many of our expenses, such as office and equipment leases, are relatively fixed. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. Accordingly, any shortfall in revenue may cause significant variation in operating results in any quarter.

   Based on the above factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is possible that in one or more future quarters, our operating results may be below the expectations of public market analysts and investors. In that event, the trading price of our class A common stock may fall.

We may lose sales, or sales may be delayed, due to the long sales and implementation cycles for our products, which would reduce our revenues

   To date, our customers have typically invested substantial time, money and other resources and involved many people in the decision to license our software products and purchase our consulting and other services. As a result, we may wait nine months or more after the first contact with a customer for that customer to place an order while they seek internal approval for the purchase of our products and/or services. During this long sales cycle, events may occur that affect the size or timing of the order or even cause it to be canceled. For example, our competitors may introduce new products, or the customer's own budget and purchasing priorities may change.

   Even after an order is placed, the time it takes to deploy our products and complete consulting engagements varies widely from one customer to the next. Implementing our product can sometimes last several months, depending on the customer's needs and may begin only with a pilot program. It may be difficult to deploy our products if the customer has complicated deployment requirements, which typically involve integrating databases, hardware and software from different vendors. If a customer hires a third party to deploy our products, we cannot be sure that our products will be deployed successfully.

Our recognition of deferred revenue and advance payments is subject to future performance obligations and may not be representative of revenues for succeeding periods


   Our deferred revenue and advance payments were approximately $27.0 million as of March 31, 2002. The timing and ultimate recognition of our deferred revenue and advance payments depend on our performance of various service obligations. Because of the possibility of customer changes in development schedules, delays in implementation and development efforts and the need to satisfactorily perform product support services, deferred revenue and advance payments at any particular date may not be representative of actual revenue for any succeeding period.


We may need additional financing which could be difficult to obtain

   We may require additional external financing through credit facilities, sale of additional debt or equity securities in MicroStrategy or by obtaining other financing facilities to support our operations. Obtaining additional financing will be subject to a number of factors, including:

   . market conditions;

   . our operating performance; and

   . investor sentiment.

   These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. If we are unable to raise capital needed to fund our operations, our business, operating results and financial condition may be materially and adversely affected.



We face securities litigation that could have a material adverse effect on our business, financial condition and results of operations


   We and certain of our directors and executive officers are named as defendants in a private securities class action lawsuit and a shareholder derivative lawsuit relating to the restatement of our 1999, 1998 and 1997 financial results. Although we have entered into agreements to settle such lawsuits and the settlements have received court approval, both settlements are subject to various closing conditions. If the agreed upon settlements are not consummated, it is possible that we may be required to pay substantial damages or settlement costs which could have a material adverse effect on our financial condition or results of operation.


The issuance of class A common stock as part of the proposed settlement of the securities class action and derivative litigation and the conversion of notes issued as part of the litigation settlement could result in a substantial number of additional shares of class A common stock being issued



   The agreements we entered into to settle the private securities class action lawsuit and the derivative suit relating to the restatement of our 1999, 1998 and 1997 financial results require us to issue to members of the class 2,777,778 shares of class A common stock. As part of the settlement agreements, certain officers tendered 1,683,504 shares of class A common stock to the Company for no consideration, and we have cancelled these shares. Accordingly, upon completion of the distribution, we will have effected a net issuance of 1,094,274 shares of class A common stock. In addition, the settlement agreements require the issuance of five-year unsecured subordinated promissory notes having an aggregate principal amount of $80.5 million. We would have the option at any time prior to the expiration of the five-year term of the notes to convert the notes into a number of shares of class A common stock equal to the principal amount of the notes being converted divided by 80% of the dollar-volume weighted average trading price of the class A common stock over a ten-day period preceding our delivery of a notice of conversion, which could result in a substantial number of shares of class A common stock being issued. For example, if the conversion price of the notes were based on the dollar-volume weighted average trading price of the class A common stock during the 10 trading days ending May 1, 2002, we would be obligated to issue 47,949,166 shares of class A common stock if we elected to convert the notes. In addition, if we elect to convert the notes at prices that would result in the issuance of shares with a market value in excess of the value of the notes reflected on our balance sheet, we would incur a non-cash charge to earnings at the time of conversion equal to the amount of such excess, and this charge could be substantial. The issuance of a substantial number of shares of class A common stock as part of the litigation settlement and future conversions of the notes issued in the litigation settlement may result in substantial dilution to the interests of holders of class A common stock and may result in downward pressure on the price of our class A common stock.


The conversion of the shares of our preferred stock could result in substantial numbers of additional shares of class A common stock being issued if our market price declines during periods in which the conversion price of the preferred stock may adjust


   Our series B preferred stock, series C preferred stock and series D preferred stock are convertible into shares of our class A common stock at conversion prices currently equal to $12.50, $17.50 and $5.00 per share, respectively. The outstanding shares of series B preferred stock, series C preferred stock and series D preferred stock would currently convert into 7,142,200 shares of class A common stock, plus a number of shares reflecting accrued but unpaid dividends as of the conversion date. However, if the holders of the series B preferred stock and series C preferred stock do not convert their shares into shares of class A common stock prior to their maturity three years from the date of issuance, and if we do not redeem their outstanding shares of series B preferred stock and series C preferred stock at maturity, the conversion price for such shares will be reset to a price equal to 95% of the dollar-volume weighted average price of our class A common stock for the 30 trading days prior to the maturity date. If the market price at maturity of our class A common stock is less than the applicable conversion price, the number of shares of class A common stock that we could be required to issue upon conversion of the series B preferred stock and series C preferred stock would increase. For instance, if the dollar-volume weighted average price of our class A common stock for the 30 trading days prior to the maturity date of our series B preferred stock and series C preferred stock were $1.90, the closing sale price of our class A common stock as of May 1, 2002, and the holders of the series B preferred stock and series C preferred stock did not elect to convert any of their shares prior to the maturity date and we did not redeem such shares on the maturity date, we would be required to issue a total of 33,767,313 shares of our class A common stock upon conversion of such shares at maturity plus a number of shares reflecting accrued but unpaid dividends.



   We currently have 650 shares of our series A preferred stock outstanding. As of May 1, 2002, shares of series A preferred stock are convertible into 2,108,247 shares of class A common stock based on the current conversion price equal to $3.08 per share. We have elected to mandatorily convert the series A preferred stock on the maturity date of June 19, 2002 into class A common stock based on a conversion price equal to 95% of the average of the dollar-volume weighted average price of the class A common stock during the 30 consecutive trading days immediately preceding the maturity date. If the dollar-volume weighted average price of our class A common stock for the 30 trading days prior to the June 19, 2002 maturity date were $1.90, the closing sale price of our class A common stock as of May 1, 2002, we would be required to issue a total of 3,601,108 shares of our class A common stock upon conversion of the series A preferred stock at maturity plus a number of shares reflecting accrued but unpaid dividends.


   To the extent the shares of our preferred stock are converted or dividends on these shares are paid in shares of class A common stock rather than cash, a significant number of shares of class A common stock may be sold into the market, which could decrease the price of our class A common stock and encourage short sales. Short sales could place further downward pressure on the price of our class A common stock. In that case, we could be required to issue an increasingly greater number of shares of our class A common stock upon future conversions of the series A preferred stock, series B preferred stock and series C preferred stock as a result of the annual and other adjustments described above, sales of which could further depress the price of our class A common stock.

   The conversion of and the payment of dividends in shares of class A common stock in lieu of cash on the preferred stock may result in substantial dilution to the interests of other holders of our class A common stock. No holder may convert its preferred stock if upon such conversion the holder together with its affiliates would have acquired a number of shares of class A common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of class A common stock held at the beginning of such 60-day period, would exceed 9.99% of our then outstanding class A common stock, excluding for purposes of such determination shares of class A common stock issuable upon conversion of shares of preferred stock which have not been converted. Nevertheless, a holder may still sell a substantial number of shares in the market. By periodically selling shares into the market, an individual holder could eventually sell more than 9.99% of our outstanding class A common stock while never holding more than 9.99% at any specific time.

   The conversion and other features of our preferred stock will have the effect of reducing earnings per share if we were to generate net income in any future period.

We may be required to pay substantial penalties to the holders of the preferred shares if specific events occur

   In accordance with the terms of the agreements relating to the issuance of our redeemable convertible preferred stock, we are required to pay substantial penalties to a holder of preferred stock under specified circumstances, including, among others:

   . nonpayment of dividends on the series A preferred stock, series B preferred stock and series C preferred stock in a timely manner;

   . failure to deliver shares of our class A common stock upon conversion of the preferred shares after a proper request;

   . nonpayment of the redemption price at maturity of any remaining series A preferred stock, series B preferred stock and series C preferred stock; or

   . the unavailability of the registration statement relating to the shares of class A common stock issuable upon conversion of and in lieu of cash dividends on the preferred stock to cover the resale of such shares for more than brief intervals.


   These penalties are generally paid in the form of interest payments, subject to any restrictions imposed by applicable law.


We have substantial real estate lease commitments for unoccupied space and if we are unable to sublet this space on acceptable terms our operating results and financial condition could be adversely affected


   We are party to real estate leases relating to approximately 103,000 square feet that are unoccupied. We have established a restructuring reserve of $10.7 million related to the costs of disposition of this space as of March 31, 2002. In establishing this reserve, we have assumed that we will be able to sublet the available space and receive approximately $10.9 million of sublease income relating to this space. We may not be able to sublet this space on the assumed terms. If we are unable to do so, we would incur additional restructuring costs relating to these leases and would expend more cash than currently expected, which could have an adverse effect on our operating results and financial condition.


We face intense competition, which may lead to lower prices for our products, reduced gross margins, loss of market share and reduced revenue

   The markets for business intelligence software, analytical applications, and narrowcast messaging technologies are intensely competitive and subject to rapidly changing technology. In addition, many of our competitors in these markets are offering, or may soon offer, products and services that may compete with MicroStrategy products.

   MicroStrategy's most direct competitors provide:

   . business intelligence software;


   . OLAP tools;


   . query and reporting tools;

   . web-based static reporting tools; and

   . information delivery and proactive reporting.


   Each of these markets is discussed more fully below.


   Business Intelligence Software. Makers of business intelligence software provide business intelligence capabilities designed for integration, customization and application development. Leading analyst firms classify companies such as Microsoft, Oracle, Hyperion Solutions, SAP AG, Computer Associates and SAS to be leading providers of business intelligence software.


   OLAP Tools. Companies that build software to perform online analytical processing (OLAP) provide offerings competitive with the core MicroStrategy 7i platform. Whether web-based or client-server, these tools give end users the ability to query underlying data sources without having to hand code structured query language queries. Most OLAP tools allow users to build their own calculations and specify report layouts and other options. Additionally, OLAP tools provide users the ability to navigate throughout the underlying data in an easy, graphical mode, often referred to as drilling. Providers of OLAP tools include Cognos, Hyperion Solutions, Brio Software, IBM, Crystal Decisions and Microsoft.

   Query and Reporting Tools. Query and reporting tools allow large numbers of end users to gain access to pre-defined reports for simple analysis. Often the end users are able to specify some sort of run-time criteria that customizes the result set for that particular person. Some limited drilling is also provided. Companies which produce query and reporting tools include Business Objects, Cognos, Oracle, Crystal Decisions, nQuire, Information Builders and Brio Software.

   Web-based Static Reporting Tools. Companies that offer software to deliver pre-built reports for end user viewing and consumption can also compete with MicroStrategy. These applications often lack the sophistication, robustness and scalability of MicroStrategy's platform, but can be attractive for small, departmental applications. Vendors in this category include Actuate, Business Objects, Crystal Decisions, Microsoft and SAS.


   Information Delivery and Proactive Reporting. Companies that focus on the proactive delivery of information, via e-mail, website, or other medium can compete with MicroStrategy's offerings. Typically, these tools serve to push out compiled reports on a scheduled basis to sets of users based on job type. MicroStrategy software has integrated this technology into the MicroStrategy 7i platform. Vendors of such technology include Actuate and Business Objects.


   Many of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, and greater name recognition than we do. In addition, many of our competitors have strong relationships with current and potential customers and extensive knowledge of the business intelligence industry. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Increased competition may lead to price cuts, reduced gross margins and loss of market share. We cannot be sure that we will be able to compete successfully against current and future competitors or that the competitive pressures we face will not have a material adverse effect on our business, operating results and financial condition.

   Current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others. By doing so, they may increase their ability to meet the needs of our potential customers. Our current or prospective indirect channel partners may establish cooperative relationships with our current or future competitors. These relationships may limit our ability to sell our products through specific distribution channels. Accordingly, new competitors or alliances among current and future competitors may emerge and rapidly gain significant market share. These developments could harm our ability to obtain maintenance revenues for new and existing product licenses on favorable terms.


If we are unable to recruit or retain skilled personnel, or if we lose the services of any of our key management personnel, our business, operating results and financial condition would be materially adversely affected



   Our future success depends on our continuing ability to attract, train, assimilate and retain highly skilled personnel. Competition for these employees is intense. We may not be able to retain our current key employees or attract, train, assimilate or retain other highly skilled personnel in the future. In the second and third quarters of 2001, we implemented corporate restructuring plans which included a reduction in our worldwide workforce of approximately one-third. These reductions in force could adversely impact our employee morale and our ability to attract and retain employees. Our future success also depends in large part on the continued service of key management personnel, particularly Michael J. Saylor, our Chairman and Chief Executive Officer, and Sanju K. Bansal, our Vice Chairman, Executive Vice President and Chief Operating Officer. If we lose the services of one or both of these individuals or other key personnel, or if we are unable to attract, train, assimilate and retain the highly skilled personnel we need, our business, operating results and financial condition could be materially adversely affected.


Our inability to develop and release product enhancements and new products to respond to rapid technological change in a timely and cost-effective manner would have a material adverse effect on our business, operating results and financial condition

   The market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, changing customer demands and evolving industry standards. The introduction of products embodying new technologies can quickly make existing products obsolete and unmarketable. We believe that our future success depends largely on three factors:

   . our ability to continue to support a number of popular operating systems and databases;

   . our ability to maintain and improve our current product line; and

   . our ability to rapidly develop new products that achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements.

   Business intelligence applications are inherently complex, and it can take a long time to develop and test major new products and product enhancements. In addition, customers may delay their purchasing decisions because they anticipate that new or enhanced versions of our products will soon become available. We cannot be sure that we will succeed in developing and marketing, on a timely and cost-effective basis, product enhancements or new products that respond to technological change, introductions of new competitive products or customer requirements, nor can we be sure that our new products and product enhancements will achieve market acceptance.

The emergence of new industry standards may adversely affect our ability to market our existing products

   The emergence of new industry standards in related fields may adversely affect the demand for our existing products. This could happen, for example, if new web standards and technologies emerged that were incompatible with customer deployments of our products. Although the core database component of our business intelligence solutions is compatible with nearly all enterprise server hardware and operating system combinations, such as OS/390, AS/400, Unix and Windows, our application server component runs only on the Windows NT and Windows 2000 operating systems. Therefore, our ability to increase sales currently depends on the continued acceptance of the Windows NT and Windows 2000 operating systems.

If the market for business intelligence software fails to grow as we expect, or if businesses fail to adopt our products, our business, operating results and financial condition would be materially adversely affected

   Nearly all of our revenues to date have come from sales of business intelligence software and related technical support, consulting and education services. We expect these sales to account for a large portion of our revenues for the foreseeable future. Although demand for business intelligence software has grown in recent years, the market for business intelligence software applications is still emerging. Resistance from consumer and privacy groups to increased commercial collection and use of data on spending patterns and other personal behavior may impair the further growth of this market, as may other developments. We cannot be sure that this market will continue to grow or, even if it does grow, that businesses will adopt our solutions. We have spent, and intend to keep spending, considerable resources to educate potential customers about business intelligence software in general and our solutions in particular. However, we cannot be sure that these expenditures will help our products achieve any additional market acceptance. If the market fails to grow or grows more slowly than we currently expect, our business, operating results and financial condition would be materially adversely affected.

Because of the rights of our two classes of common stock, and because we are controlled by our existing holders of class B common stock, these stockholders could transfer control of MicroStrategy to a third party without anyone else's approval or prevent a third party from acquiring MicroStrategy


   We have two classes of common stock: class A common stock and class B common stock. Holders of our class A common stock generally have the same rights as holders of our class B common stock, except that holders of class A common stock have one vote per share while holders of class B common stock have ten votes per share. As of May 1, 2002, holders of our class B common stock owned or controlled 46,431,368 shares of class B common stock, or 90.8% of the total voting power. Michael J. Saylor, our Chairman and Chief Executive Officer, controlled 441,420 shares of class A common stock and 37,090,235 shares of class B common stock, or 72.6% of total voting power, as of May 1, 2002. Accordingly, Mr. Saylor is able to control MicroStrategy through his ability to determine the outcome of elections of our directors, amend our certificate of incorporation and bylaws and take other actions requiring the vote or consent of stockholders, including mergers, going-private transactions and other extraordinary transactions and their terms.


   Our certificate of incorporation allows holders of class B common stock, almost all of whom are current employees or former employees of our company or related parties, to transfer shares of class B common stock, subject to the approval of stockholders possessing a majority of the outstanding class B common stock. Mr. Saylor or a group of stockholders possessing a majority of the outstanding class B common stock could, without seeking anyone else's approval, transfer voting control of MicroStrategy to a third party. Such a transfer of control could have a material adverse effect on our business, operating results and financial condition. Mr. Saylor will also be able to prevent a change of control of MicroStrategy, regardless of whether holders of class A common stock might otherwise receive a premium for their shares over the then current market price.

We rely on our strategic channel partners and if we are unable to develop or maintain successful relationships with them, our business, operating results and financial condition will suffer


   In addition to our direct sales force, we rely on strategic channel partners, such as value-added resellers, system integrators and original equipment manufacturers to license and support our products in the United States and internationally. In particular, for the three months ended March 31, 2002 and the years ended December 31, 2001, 2000 and 1999, channel partners accounted for, directly or indirectly, approximately 35.2%, 35.4%, 45.0% and 39.2% of our total product license revenues, respectively. Our channel partners generally offer customers the products of several different companies, including some products that compete with ours. Although we believe that direct sales will continue to account for a majority of product license revenues, we intend to increase the level of indirect sales activities through our strategic channel partners. However, we may not be successful in our efforts to continue to expand indirect sales in this manner. We may not be able to attract strategic partners who will market our products effectively and who will be qualified to provide timely and cost-effective customer support and service. Our ability to achieve revenue growth in the future will depend in part on our success in developing and maintaining successful relationships with those strategic partners. If we are unable to develop or maintain our relationships with these strategic partners, our business, operating results and financial condition will suffer.


We have only limited protection for our proprietary rights in our software, which makes it difficult to prevent third parties from infringing upon our rights

   We rely primarily on a combination of copyright, patent, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. However, these laws and contractual provisions provide only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing such unauthorized use is difficult, and we cannot be certain that we can prevent it, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States.

Our products may be susceptible to claims by other companies that our products infringe upon their proprietary rights, which could adversely affect our business, operating results and financial condition

   As the number of software products in our target markets increases and the functionality of these products further overlaps, we may become increasingly subject to claims by a third party that our technology infringes such party's proprietary rights. Regardless of their merit, any such claims could be time consuming and expensive to defend, may divert management's attention and resources, could cause product shipment delays and could require us to enter into costly royalty or licensing agreements. If successful, a claim of infringement against us and our inability to license the infringed or similar technology could have a material adverse effect on our business, operating results and financial condition.


   On October 2, 2001, we filed a lawsuit in the Virginia Circuit Court for Fairfax County against two field employees of Business Objects, S.A. ("BO"). Our lawsuit alleged that these employees, who previously worked for us, breached their fiduciary and contractual obligations to us by, among other things, misappropriating our trade secrets and confidential information and soliciting our employees and customers. Our complaint sought injunctive relief and damages of at least $3 million. On October 17, 2001, BO filed suit against us in the United States District Court for the Northern District of California, claiming that our software infringes a patent issued to BO relating to relational database access. The suit seeks injunctive relief and unspecified monetary damages. A trial date has not yet been set in the Northern District of California action. We intend to vigorously defend the case.



   On October 31, 2001, we filed suit against BO in the United States District Court for the Eastern District of Virginia, claiming that BO's software infringes two patents held by us relating to asynchronous control of report generation using a web browser and a system and method of adapting automatic output of OLAP reports to disparate user output devices. On March 13, 2002, we voluntarily dismissed without prejudice our lawsuit pending in the Virginia Circuit Court for Fairfax County against the two field employees of BO. On April 2, 2002, we amended our complaint against BO to add claims for violations of the federal Computer Fraud and Abuse Act, misappropriation of trade secrets, and tortious interference with contractual relations. On May 13, 2002, we submitted an agreed order to further amend our complaint against BO to add claims for violations of the Virginia Conspiracy Act. We are seeking monetary damages and injunctive relief. Trial is scheduled to commence on October 8, 2002.


Managing our international operations is complex and our failure to do so successfully or in a cost-effective manner would have a material adverse effect on our business, operating results and financial condition


   International sales accounted for 34.5%, 34.1%, 25.9% and 24.0% of our total revenues for the three months ended March 31, 2002 and for the years ended December 31, 2001, 2000 and 1999, respectively. Our international operations require significant management attention and financial resources.


   There are certain risks inherent in our international business activities including:

   . changes in foreign currency exchange rates;

   . unexpected changes in regulatory requirements;

   . tariffs and other trade barriers;

   . costs of localizing products for foreign countries;

   . lack of acceptance of localized products in foreign countries;

   . longer accounts receivable payment cycles;

   . difficulties in managing international operations;

   . tax issues, including restrictions on repatriating earnings;

   . weaker intellectual property protection in other countries;

   . economic weakness or currency related crises that may arise in different countries or geographic regions; and

   . the burden of complying with a wide variety of foreign laws.

   These factors may have a material adverse effect on our future international sales and, consequently, on our business, operating results and financial condition.

The nature of our products makes them particularly vulnerable to undetected errors, or bugs, which could cause problems with how the products perform and which could in turn reduce demand for our products, reduce our revenue and lead to product liability claims against us


   Software products as complex as ours may contain errors or defects. Although we test our products extensively, we have in the past discovered software errors in new products after their introduction. Despite testing by us and by our current and potential customers, errors may be found in new products or releases after commercial shipments begin. This could result in lost revenue or delays in market acceptance, which could have a material adverse effect upon our business, operating results and financial condition.


   Our license agreements with customers typically contain provisions designed to limit our exposure to product liability claims. It is possible, however, that these provisions may not be effective under the laws of certain domestic or international jurisdictions. Although there have been no product liability claims against us to date, our license and support of products may involve the risk of these claims. A successful product liability claim against us could have a material adverse effect on our business, operating results and financial condition.

The price of our stock may be extremely volatile

   The market price for our class A common stock has historically been volatile and could fluctuate significantly for any of the following reasons:

   . quarter-to-quarter variations in our operating results;

   . developments or disputes concerning proprietary rights;

   . technological innovations or new products;

   . governmental regulatory action;

   . general conditions in the software industry;

   . increased price competition;

   . changes in revenue or earnings estimates by analysts;

   . any change in the actual or expected amount of dilution attributable to issuances of additional shares of class A common stock upon conversion of our preferred stock or as a result of the litigation settlement; or

   . other events or factors.

   Many of the above factors are beyond our control.

   The stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market price of many software companies, often without regard to their operating performance.

                                USE OF PROCEEDS

   If all of the warrants were exercised for cash, we would receive aggregate gross cash proceeds from the sale of 1,900,000 shares of Class A Common Stock of approximately $76,000,000. However, the warrants may be exercised by the surrender of notes issued by us to the class members pursuant to the settlement agreement as payment of the exercise price, valued for this purpose at 133% of the principal amount and all accrued and unpaid interest on the notes so surrendered. Therefore, the amount of any cash proceeds that we may receive upon the exercise of the warrants is uncertain.

   We intend to use the proceeds received upon any exercise of the warrants for working capital and other general corporate proposals.

   We will bear all costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel, fees and expenses of our accountants, and blue sky fees and expenses.

                             PLAN OF DISTRIBUTION

   We are registering the shares of class A common stock issuable upon exercise of warrants to be issued to class members pursuant to a settlement agreement among us, some of our officers and directors and plaintiffs' counsel, approved by the United States District Court for the Eastern District of Virginia on April 2, 2001, relating to a consolidated class action lawsuit filed against us, some of our officers and directors and our independent accountants. We will issue the shares directly to the holders of the warrants, upon exercise of such warrants, from time to time after the date of this prospectus. The warrants expire five years from the date of issue.

   We will pay all expenses of the registration of the shares of class A common stock pursuant to the settlement agreement, estimated to be $100,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws.

                                 LEGAL MATTERS

   The validity of the shares of class A common stock offered by this prospectus has been passed upon by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

   The financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by MicroStrategy Incorporated. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

            Filing Fee--Securities and Exchange Commission $ 19,000
            Legal fees and expenses....................... $ 50,000
            Accounting fees and expenses.................. $ 20,000
            Miscellaneous expenses........................ $ 11,000
                                                           --------
               Total Expenses............................. $100,000
                                                           ========

Item 15.  Indemnification of Directors and Officers.

   Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. MicroStrategy has included such a provision in its Certificate of Incorporation.

   Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   MicroStrategy's certificate of incorporation provides that an officer or director of MicroStrategy will not be personally liable to MicroStrategy or its stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the Delaware General Corporation Law. The provision has no effect on any non-monetary remedies that may be available to MicroStrategy or its stockholders, nor does it relieve MicroStrategy or its officers or directors from compliance with federal or state securities laws. MicroStrategy's certificate of incorporation also generally provides that MicroStrategy shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of MicroStrategy, or is or was serving at the request of MicroStrategy as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by MicroStrategy if the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the MicroStrategy, or with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

   MicroStrategy has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16.  Exhibits

Exhibit
Number  Description
------  -----------
  3.1+  Form of Warrant.

  5.1+  Opinion of Hale and Dorr LLP.

 23.1   Consent of PricewaterhouseCoopers LLP.

 23.2+  Consent of Hale and Dorr LLP (included in Exhibit 5.1 filed herewith).

 24.1+  Power of Attorney (see the signature page to this Registration Statement).

--------
+  previously filed

Item 17.  Undertakings.

   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

       provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

      (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on May 20, 2002.


                                               MICROSTRATEGY INCORPORATED

                                               By:    /s/  MICHAEL J. SAYLOR
                                                   -----------------------------
                                                         Michael J. Saylor
                                                     Chairman of the Board of
                                                             Directors
                                                    and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                       Title                 Date
          ---------                       -----                 ----

   /s/  MICHAEL J. SAYLOR     Chairman of the Board of      May 20, 2002
-----------------------------   Directors and Chief
      Michael J. Saylor         Executive Officer
                                (Principal Executive
                                Officer)

     /s/  ERIC F. BROWN       President and Chief Financial May 20, 2002
-----------------------------   Officer (Principal
        Eric F. Brown           Financial and Accounting
                                Officer)

              *               Director                      May 20, 2002
-----------------------------
       Sanju K. Bansal

              *               Director                      May 20, 2002
-----------------------------
       F. David Fowler

----------------------------- Director                      May 20, 2002
     Jonathan J. Ledecky

----------------------------- Director                      May 20, 2002
       Jay H. Nussbaum

              *               Director                      May 20, 2002
-----------------------------
       Stuart B. Ross

              *               Director                      May 20, 2002
-----------------------------
      John W. Sidgmore

              *               Director                      May 20, 2002
-----------------------------
     Ralph S. Terkowitz



*By:    /s/  ERIC F. BROWN
     -------------------------
           Eric F. Brown
         Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
Number  Description
------  -----------
  3.1+  Form of Warrant.

  5.1+  Opinion of Hale and Dorr LLP.

 23.1   Consent of PricewaterhouseCoopers LLP.

 23.2+  Consent of Hale and Dorr LLP (included in Exhibit 5.1 filed herewith).

 24.1+  Power of Attorney (see the signature page to this Registration Statement).

--------
+  previously filed